Exhibit 99.(c)(5)

PROJECT EDGE DRAFT CONFIDENTIAL | PRELIMINARY Presentation to the Negotiating Committee October 18, 2006 PRELIMINARY | SUBJECT TO FURTHER REVIEW AND EVALUATION THESE MATERIALS MAY NOT BE USED OR RELIED UPON FOR ANY PURPOSE OTHER THAN AS SPECIFICALLY CONTEMPLATED BY A WRITTEN AGREEMENT WITH CREDIT SUISSE.

2 CONFIDENTIAL | PRELIMINARY Table of Contents 1. Executive Summary 2. Preliminary Perspectives on Edge 3. Preliminary Financial Analysis 4. Review of Current Proposal 5. Preliminary Review of Selected Alternatives 6. Next Steps Appendix

CONFIDENTIAL | PRELIMINARY 3 1. Executive Summary

4 CONFIDENTIAL | PRELIMINARY Agenda Today we will review a preliminary financial analysis of Edge and its alternatives in the context of the Company’s recent stock price performance and its long-term prospects. - A preliminary financial analysis of Edge’s stand-alone plan - The implications of a share repurchase program (through a leveraged recapitalization) or capital distribution on value to Edge’s stockholders - An illustrative analysis of a leveraged buyout transaction and other financial sponsors that have expressed an interest in the education and related sectors - A review of the strategic acquirors who were contacted in 2005 Review of Selected Alternatives - A discussion of how the Negotiating Committee could respond to the Management Group’s proposal and next steps in its consideration of alternatives Discussion of Next Steps - Edge’s stock price performance and public market valuation since its IPO - Edge’s performance relative to its peers - Edge’s financial performance versus budget - Wall Street research perspectives on Edge Recent Stock Price and Financial Performance - A review of the Management Group’s September 21st proposal (the “Proposal”) - A discussion of Wall Street and certain stockholder reactions to the Proposal Review of Current Status of Management Proposal(1) (1) Reflects CS’s understanding per conversations with the Management Group’s financial advisor.

5 CONFIDENTIAL | PRELIMINARY Executive Summary Edge’s stock price has experienced recent volatility - Edge has a strong market position in its core learning center segment and a growing presence in its Hooked on Phonics business - However, Edge’s recent performance has been impacted by poor operating performance of recently purchased franchisees, a weaker than expected 2006 advertising campaign and delays in rolling out Hooked-On-Phonics to big-box and discount retailers - Edge’s stock trades at a discount to its peers as a result of recent operational challenges - The Company’s P/E multiple has contracted since its IPO CS has performed a preliminary analysis of selected alternatives. CS continues to request and review information on the Company and its financial performance (historical and projected). - Both successfully executing the stand-alone plan, assuming a range of market multiples, and DCF analysis appear to indicate potential for the Company to realize stock prices in excess of the pre-announcement stock price - The market is likely to require several quarters of growth before affording the stock its IPO-level multiple - Likely continuing pressure on the stock as a result of expected “misses” in upcoming quarters - May require a new CEO - The Company has limited flexibility under its current capital structure to access capital to repurchase stock without incurring EPS dilution - An LBO analysis indicates that a transaction could be effected at a premium to Edge’s pre-announcement stock price - Strategic interest in pursuing a transaction is likely limited, as evidenced by the Company’s recent discussions with several potential strategic partners; however, Knowledge Universe has expressed repeated interest in an acquisition of the Company

CONFIDENTIAL | PRELIMINARY 6 2. Preliminary Perspectives on Edge

7 CONFIDENTIAL | PRELIMINARY 9/22/04 1/7/05 4/22/05 8/9/05 11/25/05 3/10/06 6/27/06 10/13/06 $4 $6 $8 $10 $12 $14 $16 $18 Share Price 0 1,000 2,000 3,000 4,000 5,000 6,000 Volume in Thousands Volume Educate Inc. EDGE Stock Performance – IPO to Today Since September 2005, Edge’s stock price has declined and has experienced P/E multiple contraction as a result of recent lack of continued EPS growth. Source: FactSet. Note: Data reflects daily closing price and shares traded. 5.9% of public float traded on day of announcement. Date: 9/22/06 Price: $7.06 % CAGR: (19.9%) NTM EPS: $0.52 NTM P/E: 13.6x - Stock price has declined since September 2005, largely due to earnings volatility and uncertain operating outlook - Multiple contraction has occurred since IPO - Trading volume has increased since the Management Group’s announcement (average daily volume of approximately 600 thousand shares since announcement vs. 150 thousand since IPO) Observations Date: 9/22/04 IPO Price: $11.00 % CAGR: NA NTM EPS: $0.58 NTM P/E: 19.0x 9/25/06 Bid Price: $8.00 Date: 9/22/05 Price: $13.72 % CAGR: 24.7% NTM EPS: $0.67 NTM P/E: 20.5x Since IPO 52-Week High: $16.68 $15.00 Low: $5.69 $5.69 Expected Q3 Earnings Release Oct. 25 IBES Est: $0.12 Mgmt Est: $0.01

8 CONFIDENTIAL | PRELIMINARY 9/22/04 1/21/05 5/24/05 9/23/05 1/23/06 5/25/06 9/22/06 40 60 80 100 120 140 160 Indexed Price Edge Learning Centers Publishers Educational Content NASDAQ Edge Relative Performance – IPO to Pre-Offer Edge’s share price has underperformed its peers in the last year. Relative Stock Price Performance 29.7% (41.1%) 17.7% 25.3% Source: FactSet. Note: Learning Centers Composite includes ABC Learning, Bright Horizons and Weight Watchers. Publishers Composite includes McGraw Hill, Pearson, Reed Elsevier, School Specialty and Scholastic. Education Content Composite includes LeapFrog, Plato, Princeton Review and Renaissance Learning. (44.9%) Total Shareholder Return (53.1%) 3.4% (25.5%) (19.1%) 5.4% (8.2%) 17.0% 36.7% 13.8% 13.1% (24.1%) 37.8% 50.3% 50.7% IPO through September 2005 September 2005 through 9/22/06 Edge Educational Content Provider Index Publishers Index

CONFIDENTIAL | PRELIMINARY

Wall Street Perspectives on Edge

DRAFT

Firm	Date	Analyst Recommendation	EPS Estimates FY06E	EPS Estimates FY07E	Target Price Pre-Bid	Target Price Post-Bid	Long-Term EPS Growth	EPS Estimate 3Q06	EPS Estimate 4Q06
Robert W. Baird	09/26/06	Neutral	$0.38	$0.52	$7.00	$8.00	15%	$0.12	$0.08
Goldman Sachs	09/26/06	In-line / Neutral	0.31	0.48	NA	8.00	NA	0.08	0.07
Stifel Nicolaus	09/26/06	Hold	0.40	0.55	NA	NA	NA	0.14	0.12
ThinkEquity	09/25/06	Accumulate	0.36	0.53	8.00	8.00	15%	0.17	0.01
Banc of America	09/25/06	Neutral	0.35	0.49	NA	7.00	15%	0.11	0.06
		Mean	**$0.36**	**$0.51**	**$7.50**	**$7.75**	**15%**	**$0.12**	**$0.07**
		Median	**0.36**	**0.52**	**7.50**	**8.00**	**15%**	**0.12**	**0.07**
		Management Plan	**$0.28**	**$0.39**	**NA**	**NA**	**9%(1)**	**$0.01**	**$0.09**
		% Variance to Street Mean	*(22%)*	*(25%)*	*NA*	*NA*	*(42%)*	*(92%)*	*32%*

Source: Wall Street equity research, Bloomberg and FactSet.
(1) Edge long-term EPS growth calculated as management's 2005A–2010E EPS CAGR (5-year growth rate).

"**Operating margins have been under pressure as a result of inefficiencies at the corporate centers Edge acquired last year** and the fact that greater than 50% of company-owned centers have new managers. Management believes that **as the new center staff receives more training, revenue growth will accelerate and revenue per student will increase,** resulting in improving operating margins."

Robert W. Baird – September 25, 2006

"**The Sylvan Learning Center chain has been posting anemic same territory growth in the past year.** Operational missteps, such as a concentrated period of franchise buybacks (the Company bought back a one-third of its franchise center base in an 18-month period) which led to high turnover in center directors and **aggressive sales tactics at corporate-owned centers which may have damaged local consumer referral networks**, created an up-hill battle for the Company."

ThinkEquity – September 25, 2006

CREDIT SUISSE

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10 CONFIDENTIAL | PRELIMINARY Management Case Financial Summary Edge management provided CS with the forecast detailed above on September 26, 2006. ($ in millions) Management Projections '04A - '06P '04A - '06P '06P - '10E FYE December 31, 2004A 2005A 2006P 2007E 2008E 2009E 2010E Organic CAGR(1) CAGR CAGR Revenue Consumer $182 $244 $280 $323 $368 $406 $445 17.5% 24.0% 12.3% % Growth -- 34.5% 14.4% 15.5% 14.0% 10.1% 9.6% Catapult $91 $86 $91 $97 $102 $109 $116 (0.0%) (0.0%) 6.2% % Growth -- (5.9%) 6.2% 5.6% 5.9% 6.6% 6.8% Total Revenue $273 $330 $371 $420 $471 $515 $561 11.9% 16.5% 10.9% % Growth -- 21.0% 12.3% 13.1% 12.2% 9.3% 9.0% Operating Income Consumer $45 $47 $35 $49 $65 $71 $78 (15.6%) (12.4%) 22.3% % Margin 25.0% 19.3% 12.5% 15.2% 17.7% 17.5% 17.6% Catapult $16 $15 $16 $14 $15 $16 $18 (2.2%) (2.2%) 3.6% % Margin 17.8% 17.5% 17.0% 14.9% 14.6% 15.0% 15.4% G&A ($15) ($17) ($18) ($21) ($24) ($25) ($27) Total Operating Income $47 $46 $33 $42 $56 $63 $69 (19.9%) (16.6%) 20.4% % Margin 17.2% 13.8% 8.8% 10.1% 11.9% 12.2% 12.3% EBITDA(2) $53 $52 $41 $52 $68 $76 $81 (15.0%) (12.3%) 18.6% % Margin 19.5% 15.9% 11.1% 12.4% 14.4% 14.7% 14.5% Capex NA $77 $23 $24 $28 $32 $36 % of Sales 23.3% 6.3% 5.6% 6.0% 6.2% 6.4% Learning Center Growth Assumptions Acquisitions NA 78 8 6 10 10 10 Greenfields NA 11 10 10 10 10 10 Source: Company's publicly available filings and Management projections. Note: Capex in 2005 includes acquisition of 78 franchise learning centers. (1) Organic CAGR represents business operations without Hooked-on-Phonics. (2) EBITDA excludes product development amortization add-back (refer to page 11).

11 CONFIDENTIAL | PRELIMINARY Product Development Expense - Edge capitalizes product development expenses associated with its Hooked on Phonics segment - Street research does not add back the non-cash expense in EBITDA calculations, effectively treating it as a cash expense - However, the Company’s debt agreements permit the expense to be added back for bank covenant calculations ($ in millions) 2004A 2005A 2006P 2007E 2008E 2009E 2010E EBIT $47 $46 $33 $42 $56 $63 $69 D&A per GAAP Statements 6 7 8 10 12 13 12 EBITDA $53 $52 $41 $52 $68 $76 $81 Plus: Product Development Amort. Expense 0 3 3 7 10 13 14 EBITDA (Adjusted for Product Development Amortization) $53 $55 $44 $59 $78 $89 $95 Maintenance Capex NA $17 $7 $6 $7 $7 $8 Growth Capex Product Development NA 15 10 12 14 17 20 Other NA 45 7 6 8 8 8 Total Growth Capex NA $60 $17 $17 $21 $24 $28 Total Capex $20 $77 $23 $24 $28 $32 $36 EBITDA (Adjusted for Product Development Amortization) less Product Development Capex $53 $40 $34 $48 $64 $72 $75 Note: Other Growth Capex in 2005 relates to the one-time acquisition of 78 franchise learning centers.

CONFIDENTIAL | PRELIMINARY

2006P Plan *vs.* Forecast

DRAFT

($ in millions)

	2006P		
	Feb. Forecast	Sep. Forecast	Variance
Revenue			
Franchise Services	$43.6	$40.4	($3.2)
Company Owned	184.4	162.8	(21.6)
NCLB Online	17.1	13.4	(3.7)
HOP Retail	42.2	28.4	(13.8)
Schulerhilfe	32.9	34.6	1.7
Consumer Revenue	**$320.2**	**$279.6**	**($40.6)**
Traditional	$66.6	$69.3	$2.7
Progressus	22.5	22.1	(0.4)
Catapult Revenue	**$89.1**	**$91.4**	**$2.3**
Total Revenue	**$409.3**	**$371.0**	**($38.3)**
Operating Profit			
Franchise Services	$27.8	$23.7	($4.1)
Company Owned	23.4	11.7	(11.7)
NCLB Online	0.6	(0.4)	(1.0)
HOP Retail	13.3	2.5	(10.8)
Schulerhilfe	5.4	5.8	0.4
Divisional Overhead	(8.7)	(8.4)	0.3
Consumer Operating Profit	**$61.8**	**$34.9**	**($26.9)**
Traditional	$12.9	$15.7	$2.8
Progressus	0.7	0.9	0.2
Divisional Overhead	(1.1)	(1.0)	0.1
Catapult Operating Profit	**$12.5**	**$15.6**	**$3.1**
General & Administrative	($20.8)	($18.9)	$1.9
Total Operating Profit	**$53.5**	**$31.6**	**($21.9)**
D&A	8.5	9.4	0.9
EBITDA	**$62.0**	**$41.0**	**($21.0)**
Street Consensus	*$69.0*	*$46.0*	*($23.0)*
Variance	*($7.0)*	*($5.0)*	*$2.0*

Source: Management projections.

- Reflects enrollment shortfall to begin year, inquiry declines and shorter length of stay trends
- Delays in channel preparation resulting in sell-through impact
- Low same territory results and the cost of new service development
- Reflects additional cost of operating and integrating acquired and new centers
- Sell-through impact and infrastructure costs

CREDIT SUISSE

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CONFIDENTIAL | PRELIMINARY

2007E Plan *vs.* Forecast

DRAFT

($ in millions)

	2007E		
	Jun. Forecast	Sep. Forecast	Variance
Revenue			
Franchise Services	$42.9	$41.6	($1.3)
Company Owned	188.9	177.9	(11.0)
NCLB Online	29.4	20.7	(8.7)
HOP Retail	54.8	45.2	(9.6)
Schulerhilfe	37.7	37.7	–
Consumer Revenue	**$353.7**	**$323.1**	**($30.6)**
Traditional	$67.4	$72.7	$5.3
Progressus	28.4	23.8	(4.6)
Catapult Revenue	**$95.8**	**$96.5**	**$0.7**
Total Revenue	**$449.5**	**$419.6**	**($29.9)**
Operating Profit			
Franchise Services	$27.5	$26.1	($1.4)
Company Owned	25.0	15.7	(9.3)
NCLB Online	4.4	1.0	(3.4)
HOP Retail	14.3	8.7	(5.6)
Schulerhilfe	6.4	6.4	–
Divisional Overhead	(8.1)	(8.8)	(0.7)
Consumer Operating Profit	**$69.5**	**$49.1**	**($20.4)**
Traditional	$14.0	$14.1	$0.1
Progressus	1.3	1.4	0.1
Divisional Overhead	(1.2)	(1.1)	0.1
Catapult Operating Profit	**$14.1**	**$14.4**	**$0.3**
General & Administrative	($24.7)	($24.3)	$0.4
Total Operating Profit	**$58.9**	**$39.2**	**($19.7)**
D&A	9.5	12.8	3.3
EBITDA	**$68.4**	**$52.0**	**($16.4)**
Street Consensus	*$69.5*	*$57.8*	*($11.7)*
Variance	*($1.1)*	*($5.8)*	*($4.7)*

Source: Management projections.

Growth assumptions from 2006 estimate with impact of acquisitions and new centers

Growth assumption modified by sell-through expectations

Reflects revenue growth offset by increased expenses

Margin pressure from reorganization of distribution and revenue shortfall

CREDIT SUISSE

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14 CONFIDENTIAL | PRELIMINARY $43 $54 $54 $40 $31 $26 $32 $45 $47 $40 Budget Actual 2003 2004 2005 2006E 9/30/06E YTD Historical Performance vs. Budget While the Company outperformed operating profit budget in 2003 and 2004, it has fallen significantly short in 2005 and 2006. Sales Operating Profit $308 $409 $350 $284 $233 $283 $371 $330 $273 $236 Budget Actual 2003 2004 2005 2006E 9/30/06E YTD Note: Budget reflects Edge’s Board plan submitted to Board each year in Q1. ($ in millions) ($ in millions) February Forecast September Forecast Percent Difference (Actual / Budget) Percent Difference (Actual / Budget) 1.0% (3.9%) (5.7%) 32.1% 17.2% (16.6%) (9.4%) (40.9%) (8.1%) (39.0%) February Forecast September Forecast

CONFIDENTIAL | PRELIMINARY 15 3. Preliminary Financial Analysis

CONFIDENTIAL | PRELIMINARY

Preliminary Selected Companies Analysis

DRAFT

($ in millions, except per share values)

Company	Share Price as of 10/13/06	Equity Value	Enterprise Value	EV / EBITDA LTM	EV / EBITDA 2006E	EV / EBITDA 2007E	P/E 2006E	P/E 2007E	2007E Revenue Growth	2007E EBITDA Margin	I/B/E/S LT Growth Rate[1]	2007E PEG	Debt / LTM EBITDA
Edge (Current)[2]	**$8.00**	**$353**	**$514**	**13.9x**	**11.2x**	**9.0x**	**22.2x**	**15.6x**	**14.2%**	**13.3%**	**14.2%**	**1.1x**	**4.7x**
Edge (Offer)[2]	**$8.00**	**$353**	**$514**	**13.9x**	**11.2x**	**9.0x**	**22.2x**	**15.6x**	**14.2%**	**13.3%**	**14.2%**	**1.1x**	**4.7x**
Edge (Pre-Offer)[2]	**$7.06**	**$311**	**$472**	**12.7x**	**10.3x**	**8.3x**	**19.6x**	**13.7x**	**14.2%**	**13.3%**	**14.2%**	**1.0x**	**4.7x**
Learning Centers													
ABC Learning	$4.96	$1,950	$2,077	16.4x	13.4x	9.3x	18.6x	15.7x	47.0%	26.1%	16.0%	1.0x	1.4x
Bright Horizons	43.30	1,168	1,154	13.9x	12.8x	10.9x	28.4x	24.1x	12.5%	13.2%	19.8%	1.2x	0.0x
Weight Watchers	45.30	4,467	5,158	13.7x	13.1x	11.6x	21.9x	18.3x	10.6%	33.3%	14.6%	1.3x	2.0x
Mean				**14.7x**	**13.1x**	**10.6x**	**23.0x**	**19.4x**	**23.4%**	**24.2%**	**16.8%**	**1.2x**	**1.1x**
Median				**13.9x**	**13.1x**	**10.9x**	**21.9x**	**18.3x**	**12.5%**	**26.1%**	**16.0%**	**1.2x**	**1.4x**
Educational Content Providers													
LeapFrog Enterprises	$9.06	$579	$398	19.0x	NM	26.5x	NM	NM	4.6%	2.3%	10.8%	NM	0.0x
Plato	6.57	156	125	18.6x	26.1x	13.7x	NM	NM	5.7%	9.1%	21.7%	NM	0.0x
Princeton Review	5.20	144	156	NM	12.6x	7.9x	NM	26.0x	9.0%	12.4%	NA	NM	4.9x
Renaissance Learning	14.11	416	398	13.5x	13.6x	10.5x	25.7x	18.8x	6.3%	30.4%	NA	NM	0.0x
Mean				**17.0x**	**17.4x**	**14.7x**	**25.7x**	**22.4x**	**6.4%**	**13.6%**	**16.3%**	**NM**	**1.2x**
Median				**18.6x**	**13.6x**	**12.1x**	**25.7x**	**22.4x**	**6.0%**	**10.8%**	**16.3%**	**NM**	**0.0x**
Publishers													
McGraw Hill	$58.19	$21,229	$21,699	12.0x	12.5x	11.5x	24.2x	21.3x	7.2%	27.8%	12.7%	1.7x	0.4x
Pearson	14.24	11,449	14,828	12.5x	11.8x	10.8x	19.9x	17.7x	4.9%	16.1%	10.8%	1.6x	3.6x
Reed Elsevier	11.02	26,241	32,078	13.2x	12.7x	11.7x	17.3x	15.6x	5.0%	25.7%	10.5%	1.5x	2.7x
Scholastic	31.33	1,339	1,795	7.7x	8.6x	7.8x	18.5x	14.7x	2.4%	10.2%	11.3%	1.3x	2.0x
School Specialty	36.45	847	1,311	14.3x	11.0x	9.2x	23.1x	17.1x	5.6%	12.7%	15.0%	1.1x	5.1x
Mean				**11.9x**	**11.3x**	**10.2x**	**20.6x**	**17.3x**	**5.0%**	**18.5%**	**12.1%**	**1.4x**	**2.8x**
Median				**12.5x**	**11.8x**	**10.8x**	**19.9x**	**17.1x**	**5.0%**	**16.1%**	**11.3%**	**1.5x**	**2.7x**

Source: Investext equity research and company filings
Note: Edge is excluded from the calculation of mean and median multiples
(1) Based on I/B/E/S 5-year long-term growth rates
(2) Edge multiples based on I/B/E/S consensus estimates

($ in millions, except per share data)

Edge Metric	Management Projections	Pre-Offer Multiple	Reference Range			Enterprise Reference Range			Per Share Reference Range		
CY06E EBITDA	$41	10.3x	10.0x	–	12.0x	$410	–	$492	$5.99	–	$7.80
CY07E EBITDA	$52	8.3x	8.0x	–	10.0x	$416	–	$520	$6.12	–	$8.43
CY06E EPS	$0.28	19.6x	19.0x	–	22.0x	$232	–	$270	$5.32	–	$6.16
CY07E EPS	$0.39	13.7x	13.0x	–	18.0x	$368	–	$456	$5.07	–	$7.02

Note: Management projections including FAS 123 stock option expense and public company costs. Assumes 12/31/06E cash and debt of $10 million and $158 million, respectively (Management Projections); 43.0 million shares outstanding, plus the dilution of options exercisable (treasury method).

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17 CONFIDENTIAL | PRELIMINARY 0x 5x 10x 15x 20x 25x 30x 11/2/2004 1/27/2005 4/25/2005 7/20/2005 10/14/2005 1/10/2006 4/6/2006 7/3/2006 10/13/2006 0x 5x 10x 15x 20x 25x 30x 11/2/2004 1/27/2005 4/25/2005 7/20/2005 10/14/2005 1/10/2006 4/6/2006 7/3/2006 10/13/2006 Historical Trading Multiples Analysis Price / Next Twelve Months EPS Multiple Enterprise Value / Trailing Twelve Months EBITDA Multiple Source: FactSet Research Systems. Edge is currently trading at a discount to its historical average on both a P/E and EV/EBITDA basis. Average Since IPO: 19.0x Average Last 6 Months: 14.3x Pre-offer: 16.1x High: 26.1x Low: 10.1x Average Since IPO: 15.2x Average Last 6 Months: 12.1x Pre-offer: 12.7x High: 23.3x Low: 9.6x

CONFIDENTIAL | PRELIMINARY

Preliminary Selected Acquisitions Analysis

DRAFT

($ in millions)

Announcement Date	Acquiror	Target	Adjusted Purchase Price	Adjusted Purchase Price as a Multiple of LTM: Sales	EBITDA	LTM EBITDA Margin
05/31/06	Glencoe Capital	Child Development Schools	NA	NA	NA	NA
03/15/06	A.B.C. Learning Centers	Kids Campus Limited	123	3.1x	NA	NA
08/03/05	Kaplan Test Prep and Admissions	Kidum Group	NA	NA	NA	NA
11/15/05	A.B.C. Learning Center	Learning Care Group	164	0.7x	15.9x	4.7%
06/28/05	Bright Horizons	ChildrenFirst	50	1.6x	NA	NA
11/05/04	Knowledge Learning Corp.	Kindercare	973	1.1x	6.7x	16.8%
07/14/03	Shakespeare Acquisitions	Edison Schools	151	0.4x	5.6x	6.4%
03/10/03	Apollo Management	Sylvan Learning Systems (K-12 Assets)[1]	266	1.2x	7.2x	17.2%
03/04/03	Knowledge Learning Corp.	Educational Resources (unit of Aramark Corp.)	265	0.6x	4.9x	12.0%
06/28/02	Child Time Learning Centers	Tutor Time Learning Centers	22	0.3x	NA	NA
06/04/01	Edison Schools, Inc.	LearnNow, Inc.[2]	36	1.1x	NA	NA
03/30/98	Knowledge Universe	Children's Discovery Centers of America	91	1.0x	8.7x	11.3%
03/17/98	Chase Capital Partners	La Petite Acadamy	192	0.6x	6.1x	10.1%
10/03/96	Kohlberg, Kravis, Roberts & Co.	Kindercare Learning Centers	536	1.0x	6.1x	16.0%
			Mean	1.1x	7.6x	11.8%
			Median	1.0x	6.4x	11.6%

Source: Company press releases, Investext equity research and Securities Data Corporation.
(1) EBITDA of target excludes eSylvan and Connections Academy.
(2) Purchase price includes 1.4 million Edison Schools shares (0.3 million were structured as an earn-out) and $3.0 million of cash consideration that was previously loaned to LearnNow.

($ in millions, except per share data)

Edge Metric	Management Projections[1]	Reference Multiple Range			Reference Enterprise Range			Per Share Reference Range		
LTM Revenue (9/30/06)	$327	1.1x	-	1.3x	$359	-	$425	$4.84	-	$6.25
LTM Revenue (12/31/06E)	$371	1.1x	-	1.3x	$408	-	$482	$5.96	-	$7.56
LTM EBITDA (9/30/06)	$35	7.0x	-	9.0x	$244	-	$314	$2.37	-	$3.86
LTM EBITDA (12/31/06E)	$42	7.0x	-	9.0x	$294	-	$379	$3.52	-	$5.33

Note: Assumes 12/31/06E cash and debt of $158 million and $148 million, respectively (Management projections); 3.2 million shares outstanding, plus the dilution of options outstanding (treasury method).
Assumes 9/30/06E cash and debt of $163 million and $151 million, respectively (Management projections); 3.2 million shares outstanding, plus the dilution of options outstanding (treasury method).
(1) Management EBITDA projections excluding FAS 123 stock option expense and including public company costs.

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19 CONFIDENTIAL | PRELIMINARY Implied Share Price(2) Implied Perpetuity Growth Rate Consolidated Preliminary DCF Analysis – Management Case (2) Includes the present value of the deferred tax benefit for the one-time (2005) net purchase of 68 additional centers of $38.4M given a discount rate of 14.0%. Discount 1-Year Forward Terminal Multiple EBITDA Rate 7.5x 8.0x 8.5x 9.0x 9.5x 12.0% $8.82 $9.41 $9.99 $10.58 $11.17 13.0% 8.39 8.95 9.52 10.08 10.64 14.0% 7.98 8.52 9.06 9.61 10.15 15.0% 7.58 8.11 8.63 9.15 9.68 16.0% 7.21 7.71 8.22 8.72 9.23 Discount 1-Year Forward Terminal Multiple EBITDA Rate 7.5x 8.0x 8.5x 9.0x 9.5x 12.0% 4.6% 5.0% 5.4% 5.7% 6.0% 13.0% 5.5% 5.9% 6.3% 6.7% 7.0% 14.0% 6.4% 6.9% 7.3% 7.6% 7.9% 15.0% 7.4% 7.8% 8.2% 8.6% 8.9% 16.0% 8.3% 8.7% 9.1% 9.5% 9.8% ($ in millions) Projected CAGR FYE December 31, 2006P 2007E 2008E 2009E 2010E 2011E '06P -'11E Revenues $371 $420 $471 $515 $561 $606 10.3% % Growth 12.3% 13.1% 12.2% 9.3% 9.0% 8.0% EBITDA $41 $52 $68 $76 $81 $88 16.4% % Margin 11.1% 12.4% 14.4% 14.7% 14.5% 14.5% EBIT $33 $42 $56 $63 $69 $74 17.8% % Margin 8.8% 10.1% 11.9% 12.2% 12.3% 12.3% Capital Expenditures $23 $24 $28 $32 $36 $39 10.5% % of Sales 6.3% 5.6% 6.0% 6.2% 6.4% 6.4% EBITDA $41 $52 $68 $76 $81 $88 16.4% (–) Normalized Cash Taxes(1) (7) (11) (16) (19) (21) (23) (–) Capex (23) (24) (28) (32) (36) (39) (+) Non-Cash FAS 123 Expense 1 3 5 5 5 5 (+) Product Development Amortization 3 7 10 13 14 15 r in Working Capital (10) (9) (6) (5) (6) (2) Unlevered Free Cash Flow $5 $19 $33 $38 $38 $44 55.5% Source: Management projections. Note: EBITDA includes non-cash FAS 123 expense and public company costs. Cashflows discounted to 9/30/06. (1) Company purchased 78 franchises in 2005 via asset purchases resulting in tax deductible goodwill amortization. "Normalized Cash Taxes" are based on estimated total taxes less estimated deferred taxes assuming 10 franchise store repurchases per year.

20 CONFIDENTIAL | PRELIMINARY Illustrative Acquisition Matrix ($ in millions, except per share amounts) Edge Share Price $7.06 $7.50 $8.00 $8.50 $9.00 $9.50 % Premium to Current – 6.2% 13.3% 20.4% 27.5% 34.6% % Premium to 30-Day Average 6.2% 12.9% 20.4% 27.9% 35.4% 42.9% % Premium to 1-Year Average (25.6%) (20.9%) (15.6%) (10.4%) (5.1%) 0.2% Fully-Diluted Shares Outstanding 44 45 45 45 45 45 Implied Equity Purchase Price $314 $334 $357 $380 $403 $426 (–) Cash & Equivalents (1) (10) (10) (10) (10) (10) (10) (+) Debt (1) 158 158 158 158 158 158 Enterprise Value $461 $482 $505 $528 $551 $574 CY2006E EBITDA Management Projections $41 11.2x 11.7x 12.3x 12.9x 13.4x 14.0x Adjusted Management Projections(2) $45 10.2x 10.7x 11.2x 11.7x 12.2x 12.7x I/B/E/S Consensus $46 10.0x 10.5x 11.0x 11.5x 12.0x 12.5x CY2007E EBITDA Management Projections $52 8.9x 9.3x 9.7x 10.2x 10.6x 11.0x Adjusted Management Projections(2) $58 7.9x 8.3x 8.7x 9.1x 9.5x 9.9x I/B/E/S Consensus $58 8.0x 8.3x 8.7x 9.1x 9.5x 9.9x Note: Assumes 43.0 million shares outstanding, plus the dilution of options outstanding (treasury method). (1) Reflects cash of $10m and debt position of $158m as of 12/31/06 (Management projections). (2) Excludes FAS 123 stock option expense (2006: $1M; 2007: $3M) and public company costs (2006: $3M; 2007: $3M).

CONFIDENTIAL | PRELIMINARY 21 4. Review of Current Proposal

22 CONFIDENTIAL | PRELIMINARY CS Understanding of Management’s Proposal Offer Price: $8.00 per share (13.3% premium to closing market price as of September 24, 2006) Equity Value: $357 million Enterprise Value: $505 million Form of Consideration: 100% Cash Financing: Debt • The consortium has presented two possible financing plans: Package 1 – $295 million of financing, composed of a $30 million revolver, $140 million term loan, $75 million 2nd Lien Term Loan (all to be provided by JP Morgan) and $50 million of Mezzanine Debt (to be provided by GSO Capital) Package 2 – $295 million of financing, composed of a $30 million revolver, $160 million term loan (both to be provided by JP Morgan) and $105 million of Subordinated Debt (to be provided by GSO Capital) • Both potential financing packages require approximately one week of further diligence • Debt commitment letters to be provided Equity • Approximately $265 million of equity to be provided by the Consortium Members, current commitments include: $115 million from Sterling Capital, $125 million from Citibank Private Equity and $25 million from Management • Equity commitment letters to be provided Consortium Members: Edge Management(1) Sterling Capital Citibank Private Equity GSO Capital JP Morgan Management Participation(2): Mr. Hoehn-Saric (CEO): To roll over equity equal to at least 4.5% Management Options(3): 10.0% of fully diluted equity (verbal understanding) Source: Signal Hill Capital (financial advisor to Management). Note: Certain terms of the proposal, including management’s participation, have not be finalized among the Consortium Members. CS understanding of Management proposal based on discussion with bidding group. (1) CS has been informed that discussions regarding equity participation have been had with Mr. Hoehn-Saric. (2) Mr. Hoehn-Saric is expected to reinvest his entire existing shareholding; Peter Cohen and Chip Paucek have been discussed as possible additions to the management group. (3) Allocation of options to Edge management to be determined by Mr. Hoehn-Saric with the consent of the Sponsors.

CONFIDENTIAL | PRELIMINARY

Current Proposal – Estimated Sources & Uses

DRAFT

- The sources and uses tables below are based on CS's understanding of the consortium's proposed financing arrangement, assuming that the JP Morgan / GSO Capital financing structures are used

Package #1

($ in millions)

Sources		Cum. Mult. Adj. EBITDA	Percent of Total
Revolver (@ L + 325bps)	$3	0.06x	0.6%
Term Loan (@ L + 300bps)	140	2.85x	26.2%
Second Lien (@ L + 600bps)	75	4.34x	14.0%
Mezzanine Debt (@ 13.00%)	50	5.33x	9.3%
Excess Cash	10	5.54x	1.9%
Management Equity	25	6.03x	4.7%
Sponsor Equity	232	10.64x	43.3%
Total Sources	**$535**	**10.64x**	**100.0%**

Uses		Percent of Total
Purchase Price @ $8.00 per share	$357	66.8%
Refinance Existing Debt	158	29.5%
Estimated Transaction Expenses	20	3.7%
Total Uses	**$535**	**100.0%**

Note: Leverage multiples based on 12/31/06E LTM Financeable EBITDA of $50.3 million (see page 29) which excludes FAS 123 stock option expense, public company costs and other adjustments.
Balance sheet data is based on Management projections for 12/31/06. Total leverage represents 7.9x adjusted net EBITDA (LTM Financeable EBITDA less non-maintenance capex), as provided by Management.

Package #2

($ in millions)

Sources		Cum. Mult. Adj. EBITDA	Percent of Total
Revolver (@ L + 325bps)	$3	0.06x	0.6%
Term Loan (@ L + 300bps)	160	3.24x	29.9%
Subordinated Debt (@ 13.00%)	105	5.33x	19.6%
Excess Cash	10	5.54x	1.9%
Management Equity	25	6.03x	4.7%
Sponsor Equity	232	10.64x	43.3%
Total Sources	**$535**	**10.64x**	**100.0%**

Uses		Percent of Total
Purchase Price @ $8.00 per share	$357	66.8%
Refinance Existing Debt	158	29.5%
Estimated Transaction Expenses	20	3.7%
Total Uses	**$535**	**100.0%**

Note: Leverage multiples based on 12/31/06E LTM Financeable EBITDA of $50.3 million (see page 29) which excludes FAS 123 stock option expense, public company costs and other adjustments.
Balance sheet data is based on Management projections for 12/31/06. Total leverage represents 7.9x multiple of adjusted net EBITDA (LTM Financeable EBITDA less non-maintenance capex), as provided by Management.

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24 CONFIDENTIAL | PRELIMINARY DRAF T Wall Street and Shareholder Reaction “The Offer grossly under values Edge. Based on my cash flow projections, I believe the Company is worth at least $12 per share based on normalized margins of existing learning centers and potentially much higher once the Company resumes its growth strategy of developing new learning centers within existing territories.” SpringHouse Capital – September 26, 2006 “Edge management and private equity group Sterling Capital Partners announced a proposal to buy out the company for $8 per share in cash. We believe the valuation (which is in line with our $8 price target) is reasonable, although well below the IPO price of $11 per share in June 2004 and at a low-mid point of the 52-week trading range. We believe current difficulties at the Corporation, including both a more competitive environment and the ongoing consequences of recent operational missteps decrease the likelihood that a turnaround in performance (and shares) is likely near term.” ThinkEquity – September 26, 2006 “Edge's board of directors has received an offer from several members of the management team as well as Sterling Capital Partners to acquire all outstanding shares of the company for $8/share. Given the Company’s recent executional issues and uncertainty regarding the timing of a turn-around, we view the offer positively. We maintain our Neutral rating, but are increasing our price target to $8 from $7.” Robert W. Baird – September 25, 2006 “We believe the board will likely have to review the offer for fairness and given its fiduciary responsibility may have to solicit other interest. Given the attractive longer-term dynamics of the tutoring business, in our opinion, it is certainly conceivable other interest could emerge . . . We suspect there may be room in the current offer for a sweetener.” Stifel Nicolaus – September 26, 2006 “The bid represents a 13% premium to Friday’s closing price of $7.06, although a meaningful discount to the stock’s $11 IPO price on 9/23/04.” “While Edge shares have been disappointing performers, we believe the underlying economics and growth prospects of the tutoring business remain attractive, suggesting that other bids for the company could emerge. However, given the depressed level of current earnings and relatively low visibility on the timing/magnitude of an earnings recovery, it is difficult to assess the likelihood of additional bids or the adequacy of the current bid…Our conclusion: Edge could be worth between $7.46 to $10.80 per share based on intermediate term operating margin targets of 13.8% to 15.4%.” Goldman Sachs – September 26, 2006 CONFIDENTIAL | PRELIMINARY

25 5. Preliminary Review of Selected Alternatives

26 CONFIDENTIAL | PRELIMINARY DRAF T DESCRIPTION ADVANTAGE CONSIDERATIONS - Focus on executing current plan - Upside potential possible if operations recover and valuation multiple rebounds - Deliver value through more effective advertising strategy to increase inquiries and stabilizing / rationalizing learning center operations management; possible additional upside from successful execution of HOP strategy - Market might ask “What’s next?”, given operating issues - May require new CEO - Execution risk - Likely result in immediate stock price reduction - Potential exposure to near-term underperformance relative to Street expectations - Seasonality of business effects timing of visibility of turnaround - Increasing “big box” exposure - Increase debt for shareholder distribution (repurchase or dividend) - Immediate return of value to stockholders - Existing leverage levels - Potentially results in ratings downgrade / increased cost of capital - Significant repurchase would have a dilutive effect on EPS due to requirement to refinance current debt structure - Acquisition by financial sponsor - Realizes change of control value for stockholders - Captures differential between public and private market valuations - Increased financial risk / reduces financial flexibility for Company going forward - Sale to or combination with a strategic party - Realizes change of control value for stockholders - Potential synergies may facilitate attractive valuation - Limited universe of strategic buyers with both an appetite and financial capability - Previous market check did not yield broad interest Recapitalization / Repurchase Preliminary Review of Selected Alternatives Implement Strategic Plan Leveraged Buyout Corporate Merger / Sale of Company

CONFIDENTIAL | PRELIMINARY

Implement Strategic Plan

Illustrative Future Share Price Analysis

DRAFT

- Analysis assumes an estimate of Edge's share price discounted to September 2006

($ in millions, except per share data)

FYE 12/31,	2005A	2006P	2007E	2008E	'05A - '09E CAGR
Revenue	$330	$371	$420	$471	12.5%
% Growth	*21.0%*	*12.3%*	*13.1%*	*12.2%*	
EPS	**$0.52**	**$0.28**	**$0.39**	**$0.61**	**5.5%**
% Growth	*(13.3%)*	*(46.2%)*	*39.3%*	*56.4%*	
Implied Value per Share					
Assumed Forward P/E Multiple		16.1x	16.1x	16.1x	
Implied Future Stock Price @ 12/31		$6.28	$9.82	$11.43	
PV Stock Price					
@ 17.5% Cost of Equity		$6.03	$8.03	$7.95	
% Premium / (Discount) to Pre-Offer		*(14.6%)*	*13.7%*	*12.6%*	
Implied Forward EBITDA Multiple		8.0x	9.7x	9.7x	

Note: Discount rate based on beta of 1.05 from Barra; risk premium of 7.2%; size premium of 2.86% from Ibbotson 2005 yearbook.
Discounted to 9/30/06.

Implied PV of 2008E Stock Price

Forward P/E			2009E EPS $0.53	2009E EPS $0.71	2009E EPS $0.89
	Last 6 Months Avg.	14.3x	$5.30	$7.06	$8.83
			(25.0%)	*0.0%*	*25.1%*
	Last 1 Year Avg.	15.0x	$5.56	$7.41	$9.26
			(21.3%)	*4.9%*	*31.2%*
	Pre-Offer (Current)	16.1x	$5.96	$7.95	$9.94
			(15.5%)	*12.6%*	*40.8%*
	Since IPO Avg.	19.0x	$7.04	$9.38	$11.73
			(0.3%)	*32.9%*	*66.2%*

Note: Percentages reflect premium / (discount) to pre-offer share price.
Management projects 2009E EPS of $0.71. Range shown represents 25% variance in either direction.

Implied PV of 2008E Stock Price

Cost of Equity		2009E EPS $0.53	2009E EPS $0.71	2009E EPS $0.89
	13.0%	$7.46	$8.68	$9.91
		5.7%	*23.0%*	*40.3%*
	15.0%	$7.17	$8.35	$9.52
		1.6%	*18.2%*	*34.9%*
	17.5%	$6.83	$7.95	$9.07
		(3.2%)	*12.6%*	*28.5%*
	18.0%	$6.77	$7.88	$8.99
		(4.1%)	*11.6%*	*27.3%*

Note: Assumes forward P/E of 16.1x.
Percentages reflect premium / (discount) to pre-offer share price.
Management projects 2009E EPS of $0.71. Range shown represents 25% variance in either direction.

This page is for illustrative purposes only and reflects an arithmetic calculation based upon Management estimates, assuming Edge maintains a specified multiple. These calculations do not purport to reflect the value of these securities or the prices at which securities actually may be sold at any time. Calculations based upon estimates of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these calculations.

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CONFIDENTIAL | PRELIMINARY

Recapitalization / Repurchase

Analysis of Share Repurchase

DRAFT

- Current capital structure restricts ability to repurchase significant amount of shares without dilutive impact
  - Full amount of existing debt would need to be refinanced as any share repurchase or cash distribution to shareholders in excess of $2.5 million violates Restricted Payments covenant
  - Assumes current capital structure is refinanced with up to 3.3x First Lien Loan (@ L + 300bps) and up to 1.1x Second Lien Loan (@ L + 675bps)

($ in millions)

Sources		Cum. Mult. EBITDA	Percent of Total
Revolver (@ L + 325bps)	–	–	0.0%
First Lien Loan (@ L + 300bps)	$155	3.3x	74.5%
Second Lien Loan (@ L + 675bps)	53	4.4x	25.5%
Excess cash	–	4.4x	0.0%
Sponsor's Equity	–	4.4x	0.0%
Total Sources	**$208**	**4.4x**	**100.0%**

Uses		Percent of Total
Purchase Price @ $8.50 per share	$43	20.9%
Refinance Existing Debt	158	75.9%
Transaction Expenses	7	3.2%
Total Uses	**$208**	**100.0%**

Note: Leverage multiples based on 12/31/06E LTM Financeable EBITDA of $47.3 million (per management estimates); which includes public company costs and excludes FAS 123 option expense.

($ in millions, except per share data)

		Repurchase Price per Share		
		$8.00	$8.50	$9.00
	% Premium	*13.3%*	*20.4%*	*27.5%*
Pro Forma LTM Credit Statistics	**Status Quo[1]**			
Debt / EBITDA	**3.3x**	**4.4x**	**4.4x**	**4.4x**
Transaction Overview				
Incremental Debt Issued		$50	$50	$50
Shares Repurchased (MM)		5.5	5.2	4.9
% of Shares Outstanding		*12.8%*	*12.0%*	*11.3%*
Blended Financing Rate		8.93%	8.93%	8.93%
Implied Valuation	**Status Quo**			
FY07E EPS	$0.39	$0.38	$0.37	$0.37
% Accretion / (Dilution)		*(3.1%)*	*(4.1%)*	*(5.0%)*
FY07E P/E Multiple		16.1x	16.1x	16.1x
PF Implied Edge Stock Price		$6.09	$6.02	$5.97
Implied 2007E EBITDA Multiple		8.6x	8.6x	8.6x
Effective Value Per Average Share				
Average Value Received in Repurchase		$1.02	$1.02	$1.02
Residual Value of Edge Equity		5.31	5.30	5.29
Total Value per Share		**$6.33**	**$6.32**	**$6.31**
% Premium to Pre-Offer Price		*(10.3%)*	*(10.5%)*	*(10.6%)*

Note: Analysis assumes management estimates provided to CS on September 26, 2006, Edge pre-offer stock price of $7.06 and 43 million basic shares outstanding.

(1) Assumes debt balance at the end of FY2006 of $157.8 million and financeable EBITDA of $47.3 million which includes public company costs.

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29 CONFIDENTIAL | PRELIMINARY The following adjustments have been proposed by the management team to the financing consortium as the “Financeable” LTM 12/31/06E EBITDA - Adjustments focused on getting “credit” for items that have are unusual or will no longer exist after a going-private transaction - CS has assumed the adjustments taken would be accepted by the market - Further support increased leverage in the capital structure Leveraged Buyout Financeable LTM EBITDA Bridge ($ in millions) As of 12/31/06E Reported EBITDA $41.0 Adjustments: Non-Cash Option Expense $1.0 Public Company Costs 3.0 Pro Forma Acquisition Impact 0.4 Product Development Add-Back 3.1 One Time Charges: HOP Distribution Centralization $0.6 Buffalo PBS Contribution 0.3 MVT / CSAT Projects 0.8 Est. Financeable LTM EBITDA $50.3

30 CONFIDENTIAL | PRELIMINARY Leveraged Buyout Preliminary LBO Analysis: Package #1 Sources and Uses Financial Summary ($ in millions) LTM Projected Fiscal Year Ending December 31, 12/31/06 2007 2008 2009 2010 2011 Revenue $371 $420 $471 $515 $561 $606 % Growth – 13.1% 12.2% 9.3% 9.0% 8.0% EBITDA $41 $52 $68 $76 $81 $88 % Margin 11.1% 12.4% 14.4% 14.7% 14.5% 14.5% (+) FAS 123 Stock Option Expense $1 $3 $5 $5 $5 $5 (+) Public Company Costs 3 3 3 4 4 4 (+) Product Development Amortization 3 7 10 13 14 15 Adjusted EBITDA $48 $65 $86 $97 $104 $112 % Margin 13.0% 15.6% 18.3% 18.9% 18.5% 18.5% (–) Cash Interest Expense $21 $20 $25 $23 $21 (–) Cash Taxes 0 4 7 10 13 (–) Capex 24 28 32 36 39 (–) Increase In W.C. 10 5 5 6 2 Free Cash Flow Available for Debt Paydown $11 $30 $28 $30 $38 Balance Sheet Summary Cash $0 $0 $0 $0 $0 $0 Senior Debt 143 132 102 74 44 7 Total Debt 268 263 241 213 183 145 Cumulative Debt Paid Down 0.0% 1.7% 10.1% 20.5% 31.6% 45.7% Credit Statistics Summary Total Debt / Adj. EBITDA 5.6x 4.0x 2.8x 2.2x 1.8x 1.3x Total Debt / (Adj. EBITDA - Non Maint. Capex) 8.5x 5.4x 3.7x 2.9x 2.4x 1.8x EBITDA / Interest Expense 2.3x 3.2x 4.4x 3.8x 4.5x 5.4x Source: Management estimates. ($ in millions) Sources Cum. Mult. Adj. EBITDA Percent of Total Uses Percent of Total Revolver (@ L + 325bps) $3 0.06x 0.6% Purchase Price @ $8.00 per share $357 66.8% Term Loan (@ L + 300bps) 140 2.85x 26.2% Refinance Existing Debt 158 29.5% Second Lien (@ L + 600bps) 75 4.34x 14.0% Estimated Transaction Expenses 20 3.7% Mezzanine Debt (@ 13.00%) 50 5.33x 9.3% Excess Cash 10 5.54x 1.9% Management Equity 25 6.03x 4.7% Sponsor Equity 232 10.64x 43.3% Total Sources $535 10.64x 100.0% Total Uses $535 100.0% \ Note: Leverage multiples based on 12/31/06E LTM Financeable EBITDA of $50.3 million (see page 29) which excludes FAS 123 stock option expense, public company costs and other adjustments. Balance sheet data is based on Management projections for 12/31/06. Total leverage represents 7.9x adjusted net EBITDA (LTM Financeable EBITDA less non-maintenance capex), as provided by Management.

31 CONFIDENTIAL | PRELIMINARY Purchase Price vs. Exit Multiple @ 5.33x Leverage Purchase Price vs. Leverage Leveraged Buyout Illustrative LBO Return Sensitivity Analysis: Package #1 Premium to Pre-Bid 13.3% 20.4% 27.5% 34.6% Implied Offer Price $8.00 $8.50 $9.00 $9.50 Entry '07E EBITDA Multiple 9.7x 10.2x 10.6x 11.0x 7.0x 10.8% 8.4% 6.3% 4.4% 8.0x 16.1% 13.6% 11.4% 9.3% 9.0x 20.7% 18.1% 15.8% 13.7% 10.0x 24.8% 22.2% 19.8% 17.6% Entry Multiple = Exit Multiple 23.7% 22.8% 22.0% 21.3% Note: Assumes 4-year return and total leverage at close of 5.33x LTM 12/31/06 EBITDA of $50.3M. Return includes 10% Management promote. Exit Multiple of Forward EBITDA Premium to Pre-Bid 13.3% 20.4% 27.5% 34.6% Implied Offer Price $8.00 $8.50 $9.00 $9.50 Entry '07E EBITDA Multiple 9.7x 10.2x 10.6x 11.0x 4.75x 19.3% 17.0% 14.9% 13.0% 5.00x 19.9% 17.5% 15.3% 13.3% 5.33x 20.7% 18.1% 15.8% 13.7% 5.50x 21.1% 18.5% 16.1% 13.9% 5.75x 21.9% 19.1% 16.5% 14.3% Note: Assumes 4-year return and exit multiple of 9.0x FY11E EBITDA. Return includes 10% Management promote. Total Leverage ($ in millions) Incremental EBITDA Incremental Internal in Terminal Year Rate of Return $2.5 1.1% $5.0 2.2% $7.5 3.2% Note: Assumes 9.0x exit multiple of forward EBITDA and initial purchase price of $8.00 per share.

32 CONFIDENTIAL | PRELIMINARY Purchase Price vs. Exit Multiple @ 5.33x Leverage Purchase Price vs. Leverage Leveraged Buyout Illustrative LBO Return Sensitivity Analysis: Package #2 Premium to Pre-Bid 13.3% 20.4% 27.5% 34.6% Implied Offer Price $8.00 $8.50 $9.00 $9.50 Entry '07E EBITDA Multiple 9.7x 10.2x 10.6x 11.0x 7.0x 10.7% 8.3% 6.2% 4.3% 8.0x 16.0% 13.5% 11.3% 9.2% 9.0x 20.6% 18.0% 15.7% 13.6% 10.0x 24.8% 22.1% 19.7% 17.5% Entry Multiple = Exit Multiple 23.6% 22.7% 21.9% 21.2% Note: Assumes 4-year return and total leverage at close of 5.33x LTM 12/31/06 EBITDA of $50.3M. Return includes 10% Management promote. Exit Multiple of Forward EBITDA Premium to Pre-Bid 13.3% 20.4% 27.5% 34.6% Implied Offer Price $8.00 $8.50 $9.00 $9.50 Entry '07E EBITDA Multiple 9.7x 10.2x 10.6x 11.0x 4.75x 19.3% 17.0% 14.9% 13.0% 5.00x 19.8% 17.4% 15.2% 13.2% 5.33x 20.6% 18.0% 15.7% 13.6% 5.50x 21.0% 18.4% 16.0% 13.8% 5.75x 21.7% 18.9% 16.4% 14.1% Note: Assumes 4-year return and exit multiple of 9.0x FY11E EBITDA. Return includes 10% Management promote. Total Leverage ($ in millions) Incremental EBITDA Incremental Internal in Terminal Year Rate of Return $2.5 1.1% $5.0 2.2% $7.5 3.2% Note: Assumes 9.0x exit multiple of forward EBITDA and initial purchase price of $8.00 per share.

33 CONFIDENTIAL | PRELIMINARY Possible Lead Sponsor Candidates Approx. Fund Size $8.5 4.3 3.5 2.7 2.5 2.5 1.9 1.8 1.8 1.8 1.6 1.5 1.5 0.7 Note: Fund size represents largest current fund. (1) In process of fund-raising; able to deploy $600m currently. ($ in billions) Key considerations: - Management willingness to partner with another sponsor group - Unclear whether another private equity firm would proceed with a bid without management’s backing - Management has stated its strong desire to partner with existing group - New sponsor’s willingness to offer management terms as attractive as existing agreement - Alternatives to existing management team - Strategic interest / ability to pay Leveraged Buyout Preliminary List of Potential Financial Buyers Thomas Lee(1)

34 CONFIDENTIAL | PRELIMINARY While it may appear that there are a number of possible strategic parties, CS believes strategic interest in the Company will be limited. Corporate Merger / Sale of Company Previously Contacted Strategic Buyers Knowledge Universe Bill & Melinda Gates Foundation CONFIDENTIAL | PRELIMINARY

CONFIDENTIAL | PRELIMINARY 35 6. Next Steps

36 CONFIDENTIAL | PRELIMINARY Potential Process Alternatives Advantages - Least disruptive to business and employees - Fastest execution - Recent market test suggests limited strategic interest other than Knowledge Universe, which has done significant prior work - Can be structured with a “Go Shop” and / or low break-up fee to provide maximum incentive to potential interlopers post signing - Creates maximum competition; Assists in “Clearing market” - Maximizes pressure on buyers to submit fully financed bids Considerations - Ability to maximize value - Difficult to create competitive pressure in face of incumbent bid - Level / Achievability of current indications - Communication strategy with management group – risk of losing bid - Cooperation of management if pursue multiple bids simultaneously - Potentially more disruptive - Ability of other sponsors to differentiate proposals from current indications - Low number of inbound inquiries since announcement / level of market interest - Limited number of financial sponsors with wherewithal and sector interest likely to compete aggressively - Communication strategy with management group – risk of losing bid - Cooperation of management Negotiate with Current Group(s)(1) / Post Signing Market Check Conduct Targeted Auction Process (Including Current Group(s)) (1) Knowledge Universe and Management Group. Negotiate with Management Group Only Negotiate with Groups(1) simultaneously

37 CONFIDENTIAL | PRELIMINARY April 2003 Acquisition by Hertal Acquisition plc Financial Advisor to the Independent Directors of Riverdeep Group plc 4/30/02 6/28/02 8/29/02 10/29/02 12/27/02 2/28/03 4/30/03 $0 $1 $2 $3 $4 $5 Share Price Volume Riverdeep Group Riverdeep Group’s LBO - Case Study Transaction Structure and Key Terms - On January 20, 2003, The Independent Directors of Riverdeep Group plc, a market leading, branded software publisher, focused on the consumer and school education markets in the U.S., and the Board of Directors of Hertal Acquisitions plc announced an agreement on the terms of a recommended pre-conditional cash offer for Riverdeep - The offer was financed by a combination of loan note and equity subscriptions by Alchemy Partners and MSD Capital and senior and mezzanine debt financing from Barclays Bank and The Royal Bank of Scotland - Hertal is controlled by Barry O’Callaghan (Executive Chairman and CEO of Riverdeep) and Patrick McDonagh (non-executive director and the founder of Riverdeep) - The offer of $1.51 per share, a 93% premium on Riverdeep’s share price before announcement of approach, values the entire issued and to be issued share capital of Riverdeep at approximately US$376 million (€353 million) - Due to large existing, ownership stakes in the Company (collectively Messrs. O’Callaghan and McDonagh owned 47% of the shares outstanding) and to ensure the highest value to their shareholders, the Management team agreed to the following offer structure: - Hertal placed a final bid of US$1.51 per share, and reserved the right to increase its bid (on one or more occasions, if necessary) to US$1.66 per share - For a 28 day period following the posting of Hertal’s final offer document, Riverdeep was free to field any unsolicited inbound interest, as well as continue discussions with any party that had previously expressed interest in the Company - If a competing bidder placed an offer for greater than US$1.66 per share, Mr. O’callaghan and Mr. McDonagh unconditionally agreed to vote their shares in support of the highest offer - If a competing offer was accepted by the Board of Directors, Hertal was to be reimbursed for all transaction expenses, not to exceed 1% of enterprise value Trading Performance Before Announcement $376,000,000 Date: 1/20/03 Bid Price: $1.51 % of LTM High: 40% % of LTM Low: 199%

38 CONFIDENTIAL | PRELIMINARY Next Steps - Agree on strategic path - Determine optimal process if appropriate - Construct strategy with respect to external and internal communications

CONFIDENTIAL | PRELIMINARY 39 Appendix

40 CONFIDENTIAL | PRELIMINARY DCF Sensitivity Analysis Acquired Franchises Incremental Implied Share Price Impact - 100bps revenue growth = $0.04; 100bps EBITDA margin = $0.11 Note: Red circles denote intersection of Management estimates. Overall Firm - 100bps revenue CAGR = $0.45; 100bps EBITDA margin = $0.82 Acquired Center Steady- Avg Revenue Growth of Acquired Centers State EBITDA Margin 4.3% 5.3% 6.3% 7.3% 8.3% 16.0% ($0.28) ($0.25) ($0.21) ($0.18) ($0.15) 17.0% (0.18) (0.14) (0.11) (0.07) (0.04) 18.0% (0.08) (0.04) 0.00 0.04 0.08 19.0% 0.03 0.07 0.11 0.15 0.19 20.0% 0.13 0.17 0.21 0.26 0.31 Note: Assumes terminal forward EBITDA multiple of 8.5x and discount rate of 14.0%. EBITDA margin excludes corporate overhead. Analysis assumes Management estimated 10 centers acquired annually in steady state. New Corporate Centers - 5 new starts = $0.22; 100bps EBITDA margin = $0.05 New Start First 5-Years New Center Starts Annually Avg. EBITDA Margin 0 5 10 15 20 12.7% ($0.47) ($0.28) ($0.09) $0.10 $0.29 13.7% (0.46) (0.25) (0.05) 0.16 0.37 14.7% (0.45) (0.22) 0.00 0.22 0.45 15.7% (0.44) (0.19) 0.05 0.29 0.53 16.7% (0.42) (0.16) 0.09 0.35 0.61 Note: Assumes terminal forward EBITDA multiple of 8.5x and discount rate of 14.0%. EBITDA margin excludes corporate overhead. '07E - '11E '07E -'11E Average EBITDA Margin Revenue CAGR 10.0% 12.0% 14.1% 16.0% 18.0% 8.3% ($3.93) ($2.42) ($0.85) $0.60 $2.11 9.3% (3.64) (2.07) (0.43) 1.08 2.65 10.3% (3.34) (1.70) 0.00 1.58 3.21 11.3% (3.03) (1.32) 0.45 2.09 3.79 12.3% (2.70) (0.93) 0.91 2.62 4.39 Note: Assumes terminal forward EBITDA multiple of 8.5x and discount rate of 14.0%.

41 CONFIDENTIAL | PRELIMINARY DCF Sensitivity Analysis (cont’d) Hooked-On-Phonics - 100bps revenue CAGR = $0.10; 100bps EBITDA margin = $0.12 Hooked-On-Phonics - 2005 HOP EBIT performance to budget: 356.3% '07E - '11E HOP '07E -'11E Average Revenue CAGR Avg. EBIT Margin 14.0% 21.0% 28.0% 38.0% 56.0% 20.2% ($1.26) ($0.80) ($0.22) $0.84 $3.66 21.2% (1.19) (0.71) (0.11) 1.00 3.95 22.2% (1.13) (0.63) 0.00 1.16 4.23 23.2% (1.06) (0.54) 0.11 1.31 4.51 24.2% (1.00) (0.45) 0.22 1.47 4.80 Note: Assumes terminal forward EBITDA multiple of 8.5x and discount rate of 14.0%. EBIT margin excludes corporate overhead. Note: Red circle and rectangle denote intersection of Management estimates. % of Forecast 1-Year Forward Terminal Multiple EBITDA Achieved 7.5x 8.0x 8.5x 9.0x 9.5x 50.0% ($0.85) ($0.92) ($0.98) ($1.04) ($1.11) 100.0% 0.00 0.00 0.00 0.00 0.00 150.0% 0.85 0.92 0.98 1.04 1.11 200.0% 1.71 1.83 1.96 2.08 2.21 300.0% 3.41 3.66 3.92 4.17 4.42 Note: Assumes discount rate of 14.0%.

42 CONFIDENTIAL | PRELIMINARY Preliminary Segment DCF Analysis – Core Segments Implied Enterprise Value Implied Share Price(1) Note: Share price implied by assuming full amount of deferred tax benefit and debt attributable to Core Segment. (1) Includes the present value of the deferred tax benefit for the one-time (2005) net purchase of 68 additional centers of $38.4M given a discount rate of 14.0%. Discount 1-Year Forward Terminal Multiple EBITDA Rate 7.5x 8.0x 8.5x 9.0x 9.5x 12.0% $458 $479 $500 $522 $543 13.0% 444 464 485 505 525 14.0% 430 450 469 489 509 15.0% 417 436 455 474 493 16.0% 405 423 441 460 478 Discount 1-Year Forward Terminal Multiple EBITDA Rate 7.5x 8.0x 8.5x 9.0x 9.5x 12.0% $6.99 $7.45 $7.91 $8.37 $8.83 13.0% 6.68 7.12 7.57 8.01 8.45 14.0% 6.39 6.81 7.24 7.67 8.09 15.0% 6.11 6.52 6.93 7.34 7.75 16.0% 5.84 6.23 6.63 7.02 7.42 ($ in millions) Projected CAGR FYE December 31, 2006P 2007E 2008E 2009E 2010E 2011E '06P -'11E Revenues $342 $374 $413 $447 $484 $518 8.7% % Growth 11.2% 9.4% 10.4% 8.2% 8.2% 7.2% EBITDA $39 $45 $57 $62 $64 $69 12.3% % Margin 11.3% 12.1% 13.9% 13.8% 13.3% 13.3% EBIT $32 $37 $48 $52 $55 $59 13.2% % Margin 9.3% 10.0% 11.6% 11.6% 11.4% 11.4% Capital Expenditures $10 $8 $10 $10 $10 $10 -0.8% % of Sales 2.9% 2.1% 2.4% 2.2% 2.1% 1.8% EBITDA $39 $45 $57 $62 $64 $69 12.3% (–) Normalized Cash Taxes (7) (9) (13) (14) (16) (17) (+) Non-Cash FAS 123 Expense 1 3 5 5 5 5 (–) Capex (10) (8) (10) (10) (10) (10) (+) Product Development Amortization – – – – – – r in Working Capital (9) (8) (5) (5) (5) (2) Unlevered Free Cash Flow $14 $24 $35 $38 $38 $45 26.4% Source: Management projections. Note: Corporate expenses allocated by EBITDA contribution; Change in net working capital allocated by sales contribution.

43 CONFIDENTIAL | PRELIMINARY DRAF T Preliminary Segment DCF Analysis – HOP Implied Enterprise Value Implied Share Price Note: Share price implied by assuming no deferred tax benefit or debt attributable to Hooked-On-Phonics segment. Discount 1-Year Forward Terminal Multiple EBITDA Rate 7.5x 8.0x 8.5x 9.0x 9.5x 12.0% $79 $85 $91 $97 $103 13.0% 76 82 88 93 99 14.0% 73 79 84 90 95 15.0% 70 76 81 86 91 16.0% 68 73 78 83 88 Discount 1-Year Forward Terminal Multiple EBITDA Rate 7.5x 8.0x 8.5x 9.0x 9.5x 12.0% $1.85 $1.99 $2.12 $2.26 $2.39 13.0% 1.78 1.91 2.04 2.17 2.30 14.0% 1.71 1.83 1.96 2.08 2.21 15.0% 1.64 1.76 1.88 2.00 2.13 16.0% 1.58 1.69 1.81 1.93 2.04 ($ in millions) Projected CAGR FYE December 31, 2006P 2007E 2008E 2009E 2010E 2011E '06P -'11E Revenues $29 $45 $57 $67 $77 $88 24.9% % Growth 26.7% 57.1% 26.7% 17.7% 14.7% 13.1% EBITDA $3 $7 $10 $14 $17 $19 49.8% % Margin 8.7% 15.1% 18.2% 20.2% 21.6% 21.6% EBIT $1 $5 $8 $11 $14 $15 73.6% % Margin 3.4% 11.0% 14.4% 16.3% 17.5% 17.5% Capital Expenditures $13 $16 $19 $22 $26 $29 16.7% % of Sales 46.5% 35.0% 32.5% 32.4% 33.1% 33.1% EBITDA $3 $7 $10 $14 $17 $19 49.8% (–) Taxes (0) (2) (3) (4) (5) (6) (+) Non-Cash FAS 123 Expense – – – – – – (–) Capex (13) (16) (19) (22) (26) (29) (+) Product Development Amortization 3 7 10 13 14 15 D in Working Capital (1) (1) (1) (1) (1) (0) Unlevered Free Cash Flow ($9) ($5) ($2) $0 ($1) ($1) NA Source: Management projections. Note: Corporate expenses allocated by EBITDA contribution; Change in net working capital allocated by sales contribution.

CONFIDENTIAL | PRELIMINARY

Edge Shareholder Profile

DRAFT

Rank	Shareholder	Shares Held	Percent Held	Investment Orientation	Portfolio Turnover	Corporate Governance Sensitivity
1	Kornitzer Capital Management	2,387,932	5.1%	$	Moderate	Moderate/Low
2	Federated Investors	1,676,100	3.6%	↗/$	Low	Moderate/Low
3	Schroder Investment Management	1,279,346	2.7%	↗	High	NA
4	F&C Asset Management	1,098,017	2.4%	§	Low	NA
5	Windcrest Discovery Investments	654,400	1.4%	↗	Moderate	NA
6	Dimensional Fund Advisors	560,700	1.2%	$	Low	Moderate/High
7	Vanguard Group	518,189	1.1%	Index	Low	Moderate
8	Springhouse Capital	491,960	1.1%	$	High	NA
9	AIM Management Group	488,400	1.0%	↗	Moderate	Moderate/High
10	Barclays Global Investors	352,621	0.8%	Index	Moderate	High
	Top 10 Institutions	**9,507,665**	**20.4%**			
	Other Institutions	3,134,960	6.7%			
	Total Institutions	**12,642,625**	**27.2%**			
	Apollo Management LP	22,588,277	48.5%			
	R. Christopher Hoehn-Saric	2,029,187	4.4%			
	Peter Cohen	337,167	0.7%			
	Mary Foster	244,000	0.5%			
	Kevin Shaffer	188,500	0.4%			
	Other Insiders	335,646	0.7%			
	Total Insiders	**25,722,777**	**55.2%**			
	Other Shareholders	8,195,746	17.6%			
	Total Shares Outstanding	**46,561,148**	**100.0%**			

Legend

Investment Orientation		Portfolio Turnover	Corporate Governance Sensitivity
Growth	↗	High	High
Index	(flag)	Moderate	Moderate/High
Value	$	Low	Moderate
GARP	§		Moderate/Low

Source: Public company filings and FactSet Research Systems.
Note: Shares held includes options outstanding as of proxy filed June 2006.

Edge's institutional shareholder base is sparse excluding Apollo.

CREDIT SUISSE

44

45 CONFIDENTIAL | PRELIMINARY Weighted Average Cost of Capital Weighted Average Cost of Capital(1) Weighted Average Cost of Capital(1) Unlevered Target Debt / Total Capitalization Pre-Tax Target Debt / Total Capitalization Beta 10.0% 20.0% 33.0% 40.0% 50.0% Cost of Debt 10.0% 20.0% 33.0% 40.0% 50.0% 0.95 14.0% 13.5% 12.8% 12.5% 12.0% 7.5% 14.7% 14.0% 13.3% 12.8% 12.2% 1.00 14.4% 13.8% 13.2% 12.8% 12.2% 8.0% 14.7% 14.1% 13.4% 12.9% 12.4% 1.05 14.7% 14.2% 13.5% 13.1% 12.5% 8.5% 14.7% 14.2% 13.5% 13.1% 12.5% 1.15 15.4% 14.8% 14.1% 13.7% 13.1% 9.0% 14.7% 14.2% 13.6% 13.2% 12.7% 1.25 16.1% 15.5% 14.7% 14.3% 13.7% 9.5% 14.8% 14.3% 13.7% 13.3% 12.8% (1) WACC = [(RF + bE * (Rm - RF) + SP) * %E] + [KD * (1 - TR) * %D]. (1) WACC = [(RF + bE * (Rm - RF) + SP) * %E] + [KD * (1 - TR) * %D]. Note: Analysis assumes size premium of 2.9% for Edge in cost of equity per 2006 Ibbotson SBBI Yearbook and a constant pre-tax cost of debt of 8.5%. Note: Analysis assumes size premium of 2.9% for Edge in cost of equity per 2006 Ibbotson SBBI Yearbook and an unlevered beta of 1.05. ($ in millions) Levered Total Debt / Equity Cost of Equity Total Total Unlevered Implied Beta(1) RF (2) (Rm - RF)(3) Equity(4) Value Debt Capitalization Beta(5) WACC Edge 1.36 4.9% 7.2% 17.5% $353 $175 33.1% 1.05 13.5% Learning Centers ABC Learning 1.21 4.9% 7.2% 15.0% $1,950 $243 11.1% 1.11 13.8% Bright Horizons 0.91 4.9% 7.2% 13.1% 1,168 1 0.1% 0.91 13.1% Weight Watchers 0.91 4.9% 7.2% 12.2% 4,467 745 14.3% 0.83 11.0% Mean 1.01 13.4% 8.5% 0.95 12.6% Educational Content Providers LeapFrog Enterprises 1.68 4.9% 7.2% 19.3% $579 $0 – 1.68 19.3% Plato 1.38 4.9% 7.2% 21.2% 156 0 – 1.38 21.2% Princeton Review 0.71 4.9% 7.2% 16.4% 144 14 8.7% 0.67 15.7% Renaissance Learning 1.27 4.9% 7.2% 16.8% 416 0 – 1.27 16.8% Mean 1.26 18.4% 2.2% 1.25 18.3% Publishers McGraw Hill 0.76 4.9% 7.2% 9.9% $21,229 $682 3.1% 0.74 9.8% Pearson 1.46 4.9% 7.2% 15.9% 11,449 2,330 16.9% 1.30 13.8% Reed Elsevier 0.76 4.9% 7.2% 10.0% 26,241 3,543 11.9% 0.70 9.3% Scholastic 0.86 4.9% 7.2% 12.8% 1,339 476 26.2% 0.71 10.4% School Specialty 0.67 4.9% 7.2% 11.3% 847 465 35.4% 0.50 8.0% Mean 0.90 12.0% 18.7% 0.79 10.2% (1) Source: Barra. (2) Risk-Free Rate based on the implied 20-year U.S. Treasury Yield as of 10/13/06. (3) Source: 2006 Ibbotson SBBI Yearbook. Based on the differences between large company stock total return minus long-term government bond income returns from 1926-2005. (4) Cost of Equity = Risk-Free Rate (RF) + Equity Beta (be) * Equity Risk Premium (Rm - RF) + Size Premium (SP). (5) Unlevered Beta = bE / (1 + (D * (1 - TR) + P) / E).

46 CONFIDENTIAL | PRELIMINARY CS does not provide any tax advice. Any tax statement herein regarding any US federal tax is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any penalties. Any such statement herein was written to support the marketing or promotion of the transaction(s) or matter(s) to which the statement relates. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor. These materials have been provided to you by Credit Suisse ("CS") in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with CS. In addition, these materials may not be disclosed, in whole or in part, or summarized or otherwise referred to except as agreed in writing by CS. The information used in preparing these materials was obtained from or through you or your representatives or from public sources. CS assumes no responsibility for independent verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance (including estimates of potential cost savings and synergies) prepared by or reviewed or discussed with the managements of your company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). These materials were designed for use by specific persons familiar with the business and the affairs of your company and CS assumes no obligation to update or otherwise revise these materials. Nothing contained herein should be construed as tax, accounting or legal advice. You (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by these materials and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and structure. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. federal income tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the transaction. CS has adopted policies and guidelines designed to preserve the independence of its research analysts. CS’s policies prohibit employees from directly or indirectly offering a favorable research rating or specific price target, or offering to change a research rating or price target, as consideration for or an inducement to obtain business or other compensation. CS’s policies prohibit research analysts from being compensated for their involvement in investment banking transactions.